SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 20, 2001

CONTINENTAL AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-09781	74-2099724
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 324-2950

(Registrant's telephone number, including area code)

Item 5. Other Events.

In its quarterly report for the quarter ended September 30, 2001, Continental Airlines, Inc. (the "Company") announced that it had, as of November 12, 2001, 61 jet aircraft and 23 turboprop aircraft out of service from its fleet. The Company stated that the majority of these aircraft had been temporarily removed from service and that it would continue to evaluate whether to return these temporarily grounded aircraft to service. The Company noted that if all or a significant portion of these temporarily grounded aircraft were permanently removed from service at a later date, it would result in special charges for impairment and exit costs. The Company also discussed the possibility that certain aircraft currently used in the Company's operations and other long-lived assets could potentially be impaired, resulting in special charges, but that such potential impairment, if any, of operating aircraft and other long-lived assets could not be reasonably estimated under current conditions. The Company indicated that any such special charges could affect the Company's compliance with covenants contained in certain of its bank debt with a principal amount outstanding at October 31, 2001 of approximately $356 million, unless the terms of that bank debt were modified beforehand.

On December 20, 2001, the Company amended the relevant bank credit agreements so that, among other things, any such special charges that the Company might incur in the current fiscal quarter or first two quarters of 2002 in connection with the grounding of these aircraft will not cause the Company to breach the covenants contained in those agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

By: /s/ Jennifer L. Vogel

       Jennifer L. Vogel

       Vice President and

        General Counsel

December 21, 2001